Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-4 of CopperSteel HoldCo, Inc. of our report dated March 7, 2023, with respect to the consolidated balance sheets of Six Flags Entertainment Corporation as of January 1, 2023 and January 2, 2022, and the related consolidated statements of operations, comprehensive income (loss), equity (deficit), and cash flows for the fiscal years ended January 1, 2023, January 2, 2022, and December 31, 2020, and the effectiveness of internal control over financial reporting as of January 1, 2023, which report is incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus in the Form S-4 of CopperSteel HoldCo, Inc. dated December 22, 2023.

/s/ KPMG LLP
Dallas, Texas December 22, 2023